Exhibit 99.2

New Birmingham, Inc.

Condensed Consolidated Balance Sheets

As of June 30, 2016 and December 31, 2015

(Unaudited)

	June 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$9,517,243	$8,060,216
Restricted cash	463,810	100,548
Trade receivables, net	1,175,184	2,136,519
Federal income tax receivable	4,515,318	271,213
Inventories	933,179	505,040
Note receivable, current	164,986	74,728
Other	200,000	200,000

Total current assets	16,969,720	11,348,264

Property, machinery and equipment
Property, machinery and equipment	46,033,562	45,087,556
Machinery and equipment under construction	1,428,168	2,496,637

Total property, machinery and equipment	47,461,730	47,584,193
Accumulated depreciation and amortization	(9,405,378)	(7,760,702)

Property, machinery and equipment, net	38,056,352	39,823,491

Note receivable, less current portion	7,362,714	7,465,272

Total assets	$62,388,786	$58,637,027

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of obligations under capital leases	$1,547,665	$1,454,891
Current maturities of notes payable	1,872,404	2,249,913
Accounts payable and accrued expenses	969,404	913,569

Total current liabilities	4,389,473	4,618,373

Obligations under capital leases, net of current maturities	2,016,220	2,994,947
Notes payable, net of current maturities	16,675,593	17,887,352
Deferred tax liability	8,599,099	7,224,898

Total liabilities	31,680,385	32,725,570

Commitments and contingencies (Note 10)

Stockholders’ equity
Preferred stock, $0.001 par value, 100,000,000 shares authorized; no shares outstanding	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized; 65,468,000 shares issued and outstanding	65,468	65,468
Additional paid-in capital	1,140,042	1,140,042
Retained earnings	29,502,891	24,705,947

Total stockholders’ equity	30,708,401	25,911,457

Total liabilities and stockholders’ equity	$62,388,786	$58,637,027

The accompanying notes are an integral part of these condensed consolidated financial statements.

New Birmingham, Inc.

Unaudited Condensed Consolidated Statements of Operations

Six Months Ended June 30, 2016 and 2015

(Unaudited)

	Six Months Ended June 30,
	2016	2015
Revenues
Sand operations	$12,122,801	$16,416,664
Iron ore operations	105,005	246,386
Transportation and other	—	64,380

Total revenues	12,227,806	16,727,430

Cost of sales
Cost of sales	3,326,030	7,390,560
Depreciation and amortization	1,783,444	1,396,499

Total cost of sales	5,109,474	8,787,059

Gross profit	7,118,332	7,940,371

Operating expenses
Compensation	619,377	927,868
Selling, general & administrative	593,785	752,737
Depreciation and amortization	2,632	2,733
(Gain) loss on sales of assets	94,171	(8,543,826)

Total operating expenses	1,309,965	(6,860,488)

Operating income	5,808,367	14,800,859

Other income (expense)
Interest income	233,407	42,253
Interest expense	(630,100)	(1,005,070)
Gain on debt forgiveness	603,404	—
Other income (expense), net	(204,276)	14,467

Total other income (expense), net	2,435	(948,350)

Income before income taxes	5,810,802	13,852,509

Provision for (benefit from) income taxes	(1,986,142)	4,719,374

Net income	$7,796,944	$9,133,135

The accompanying notes are an integral part of these condensed consolidated financial statements.

New Birmingham, Inc.

Condensed Consolidated Statements of Cash Flows

Six Months Ended June 30, 2016 and 2015

(Unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities
Net income	$7,796,944	$9,133,135
Reconciliation of net income to cash flows provided by operating activities
Depreciation and amortization expense	1,786,076	1,399,232
Deferred tax expense (benefit)	1,374,201	1,740,821
Gain on debt forgiveness	(603,404)	—
Recapitalized interest on note obligation	—	46,852
(Gain) loss on sale of assets	94,171	(8,543,826)
Changes in assets and liabilities:
Trade receivables	961,335	2,537,241
Other receivables	—	(3,500)
Inventories	(428,139)	(688,830)
Federal income taxes receivable	(4,244,105)	217,546
Accounts payable and accrued expenses	55,835	21,075
Federal income taxes payable	—	2,134,876

Net cash provided by operating activities	6,792,914	7,994,622

Cash flows from investing activities:
Capital expenditures	(281,537)	(5,539,580)
Increase in restricted cash	(363,262)	(100)
Proceeds from notes receivable	12,300	—
Proceeds from sale of property and equipment	168,429	3,482,162

Net cash used in investing activities	(464,070)	(2,057,518)

Cash flows from financing activities
Dividends paid	(3,000,000)	—
Borrowings under note obligations	—	556,779
Principal payments of note obligations	(985,864)	(981,004)
Principal payments of capital lease obligations	(885,953)	(804,554)

Net cash used in financing activities	(4,871,817)	(1,228,779)

Net increase in cash and cash equivalents	1,457,027	4,708,325
Cash and cash equivalents, beginning of year	8,060,216	3,300,537

Cash and cash equivalents, end of year	$9,517,243	$8,008,862

Supplemental disclosure of cash flow information:
Cash paid for interest	$630,100	$1,005,070

Cash paid for income taxes	$883,762	$617,000

Supplemental disclosure of non-cash transactions
Issuance of note receivable related to sale of land	$—	$7,540,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

Notes to Condensed Consolidated Financial Statements (Unaudited)

1.	Description of the Company and Summary of Significant Accounting Policies

Business Operations

New Birmingham, Inc., a Nevada corporation, (the “Parent”) was incorporated in November 2007 as a holding company for New Birmingham Resources, LLC (“NBR”). NBR was formed in February 2005 to acquire an aggregate and iron ore operation in Rusk, Texas. In May 2007, NBR acquired Capital Sands, LLC (renamed NBR Sand, LLC), a sand production operation in Tyler, Texas. In November 2007, as part of a corporate restructuring to consolidate and acquire the iron, sand, transportation and port operations either owned directly by NBR or indirectly through common ownership of the individual owners of NBR, the Parent acquired NBR concurrent with NBR acquiring the transportation entity Ore Trans, LLC and the port property Golden Triangle Maritime, LLC. Ore Trans, LLC was renamed NBR Trans, LLC and Golden Triangle Maritime, LLC was split into two entities, NBR Maritime I, LLC and NBR Maritime II, LLC.

New Birmingham, Inc. and its subsidiaries (collectively the “Company”) are engaged in the mining, production and sales of frac sand, iron ore, limestone, concrete, and other aggregates throughout the Unites States. In addition, the Company owned port property along the Gulf of Mexico.

Interim Financial Information

The unaudited condensed consolidated financial statements of the Company are prepared in conformity with accounting principles generally accepted in the United States of America, or GAAP, for interim financial reporting. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted. Therefore, these condensed consolidated financial statements should be read along with the annual audited consolidated financial statements and notes thereto for the year ended December 31, 2015. The balances as of December 31, 2015, were derived from the audited consolidated financial statements. In management’s opinion, all adjustments necessary for a fair statement are reflected in the interim periods presented. Interim results for the six months ended June 30, 2016 may not be indicative of results that will be realized for the full year ending December 31, 2016.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of New Birmingham, Inc. and its subsidiaries. All significant intercompany transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized when delivery has occurred, title and risk of loss has passed to the customer, collection is reasonably assured, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Restricted Cash

At June 30, 2016 and December 31, 2015, the Company had a letter of credit outstanding for $100,648 and $100,548, respectively, which matures on February 27, 2017. The letter of credit is collateralized by cash. As of June 30, 2016, the Company also had an escrow account for $363,162, which is collateralized by cash.

Trade Receivables

The Company provides an allowance for doubtful accounts equal to estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of accounts receivable. It is reasonably possible the Company’s estimate of the allowance for doubtful accounts will change. At June 30, 2016 and December 31, 2015, the Company had no allowance for doubtful accounts as management believes all receivables are fully collectible.

Inventories

Inventories consist entirely of frac sand and are stated at the lower of cost or market. Cost is determined using the average cost method and includes costs of mining and allocated overhead.

Property, Machinery and Equipment

Property, machinery and equipment is stated at cost and is depreciated utilizing the straight-line method over their estimated useful lives. The cost of assets retired and the related accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations when assets are disposed. Repairs and maintenance are charged to expense as incurred. Expenditures for major additions and replacements that extend the lives of assets are capitalized and depreciated over their remaining estimated useful lives. The Company depreciates assets over the following estimated useful lives:

Buildings	10 - 40 years
Heavy machinery and equipment	5 - 10 years
Office furniture and equipment	5 - 10 years
Plant and plant equipment	5 - 40 years
Trucks, trailers and vehicles	5 - 10 years

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consists principally of cash in banks, restricted cash and trade receivables. The Company manages this risk by maintaining all deposits in high quality financial institutions and periodically performing evaluations of the relative credit standing of the financial institutions and investment funds that are considered in the Company’s investment strategy.

The Company grants unsecured credit to its customers during the normal course of business. The Company performs ongoing credit evaluations of its customers to minimize any potential loss. Historically, no significant credit related losses have been incurred.

For the six months ended June 30, 2016, sales to three customers accounted for approximately 51%, 29% and 12% of total revenues, and receivables from those customers accounted for approximately 23%, 23% and 25% of trade receivables at June 30, 2016. For the six months ended June 30, 2015, sales to two customers accounted for approximately 42% and 35% of total revenues, and receivables from those customers accounted for approximately 21% and 47% of trade receivables at June 30, 2015.

Fair Value of Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The three-tiered hierarchy is summarized as follows:

Level 1 - Quoted prices in active markets for identical assets and liabilities.

Level 2 - Other significant observable inputs.

Level 3 - Significant unobservable inputs.

The Company’s financial instruments include cash and cash equivalents, trade receivables, note receivable and accounts payable, for which carrying values approximate fair values due to the short-term nature of these instruments. The carrying values of notes payable and capital leases approximate the fair values as each of the interest rates approximate rates available to the Company for similar borrowings.

Assets and Liabilities Measured at Fair Value on a Recurring Basis. The Company does not have any assets or liabilities measured at fair value on a recurring basis.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis. Non-recurring fair value measurements include the assessment of property, plant, and equipment for impairment. As there is no corroborating market activity to support the assumptions used, the Company has designated these estimates as Level 3.

Impairment of Long-Lived Assets

Long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are fully recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value of asset less the cost to sell.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the tax basis of assets and liabilities and their carrying values for financial reporting purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. The effect of a change in tax rates is recognized as income in the period that includes the enactment date. When management determines that it is more than likely that a deferred tax asset will not be realized, a valuation allowance is established.

Each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. As of June 30, 2016 and December 31, 2015, there were no amounts that had been accrued in respect to uncertain tax positions.

None of the Company’s federal or state income tax returns are currently under examination by the Internal Revenue Service or state authorities. However, fiscal years 2012 and later remain open and subject to examination.

Stock-Based Compensation

The Company measures stock-based compensation cost as of the grant date based on the estimated fair value of the award less an estimated rate for pre-vesting forfeitures, and recognizes compensation expense on a straight-line basis over the vesting period. For performance-based awards, the Company must also make assumptions regarding the likelihood of achieving performance targets.

2.	Property, Machinery and Equipment

Property, machinery and equipment consisted of the following at June 30, 2016 and December 31, 2015:

	June 30,	December 31,
	2016	2015
Land and land improvements	$5,698,936	$5,698,936
Buildings	1,561,434	1,561,434
Heavy machinery and equipment	7,028,508	7,432,508
Plant and plant equipment	31,606,600	30,256,594
Trucks, trailers and vehicles	19,045	19,045
Office furniture and equipment	119,039	119,039
Equipment under construction	1,428,168	2,496,637

Total property, plant and equipment	47,461,730	47,584,193
Accumulated depreciation and amortization	(9,405,378)	(7,760,702)

Property, plant and equipment, net	$38,056,352	$39,823,491

Total depreciation and amortization of $1,786,076 and $1,399,232 was expensed during the six months ended June 30, 2016 and 2015, respectively, of which $1,783,444 and $1,396,499, respectively, was allocated to cost of sales. Included in depreciation and amortization expense allocated to cost of sales during the six months ended June 30, 2016 and 2015 is amortization expense on assets acquired under capital leases of $629,849 and $611,798, respectively.

3.	Operating Leases

From time to time, the Company will enter into monthly operating lease arrangements with heavy equipment suppliers and rental companies. These leases are generally short-term in nature with various monthly rental rates, terms and conditions.

Total lease expense for the six months ended June 30, 2016 and 2015 was $135,568 and $393,936, respectively, which was entirely charged to cost of sales.

4.	Note Receivable

On May 19, 2015, the Company completed the sale of all port land owned for total consideration of $10,790,000. Terms of the sale included cash of $3,250,000 and a term note of $7,540,000 from the buyer. The term note calls for interest at 6% with the following repayment schedule over 84 months beginning July 1, 2015: monthly interest payments of $37,500 for 12 months; monthly principal and interest payments of $50,000 for 12 months; monthly principal and interest payments of $62,500 for 12 months; monthly principal and interest payments of $75,000 for 12 months; monthly principal and interest payments of $100,000 for 12 months; monthly principal and interest payments of $125,000 for 12 months; monthly principal and interest payments of $150,000 for 12 months; and a final balloon payment of $3,001,232 due June 1, 2022.

At June 30, 2016 and December 31, 2015, the outstanding note receivable under this agreement was $7,527,700 and $7,540,000, respectively, of which $164,986 and $74,728, respectively, was reflected as currently due.

5.	Line of Credit Agreement

Effective December 13, 2012, the Company entered into a $4,000,000 revolving line of credit with a bank, secured by the Company’s accounts with the bank, trade receivables, and the guarantees of all subsidiaries of the Company. Terms of the revolving line of credit call for interest at libor plus 3.25% (3.685% at June 30, 2016), with monthly interest payments and all outstanding principal and accrued but unpaid interest due on or before December 12, 2016. At June 30, 2016 and December 31, 2015, the Company had no amounts outstanding under the agreement. The line of credit contains customary covenants, including maintenance of certain financial ratios. As of June 30, 2016, the Company was in compliance with all of the financial covenants.

6.	Obligations under Capital Leases

At June 30, 2016, the Company had capital lease obligations to various financial institutions for heavy machinery and equipment utilized in the Company’s operations. The aggregate cost of the heavy machinery and equipment acquired under capital leases is $8,594,097. Accumulated amortization was $3,023,247 at June 30, 2016. The scheduled future minimum lease payments under capital leases as of June 30, 2016 are:

Year ending June 30,
2017	$1,639,402
2018	1,487,808
2019	564,500

Total minimum lease payments	3,691,710
Less amount representing interest	(127,825)

Present value of minimum lease payments	$3,563,885

7.	Notes Payable

Notes payable consists of the following at June 30, 2016 and December 31, 2015:

	June 30,	December 31,
	2016	2015
Note payable to an investment group; due by June 30, 2032; monthly principal and interest payments based on royalty formula; secured by mining property	$12,772,630	$13,212,985
Note payable to a customer; interest at 3.5%; due by December 31, 2020, monthly payments based on Supply Agreement; secured by Deed of Trust and equipment	2,486,018	3,289,946
Note payable to a bank; interest at 4.45%; due on February 1, 2021; monthly principal payments of $54,338 plus interest; secured by equipment	3,042,950	3,368,980
Note payable to a bank; interest at libor plus 3.25%; (3.685% at June 30, 2016); due on December 31, 2022; monthly principal payments of $3,159 plus interest; secured by land	246,399	265,354

Total long-term debt	18,547,997	20,137,265
Less - current maturities	(1,872,404)	(2,249,913)

Total notes payable, net of current maturities	$16,675,593	$17,887,352

Schedule maturities of note payable obligations are as follows:

Years ended June 30,
2017	$1,872,404
2018	1,888,396
2019	1,905,007
2020	1,922,262
2021	1,980,440
Thereafter	8,979,488

Total	$18,547,997

Effective January 1, 2016, the Company entered into an amendment to the Supply Agreement (“the Amended Agreement”) whereby the outstanding principal balance due under the agreement was reduced from $3,289,946 to $3,000,000. Terms of the Amended Agreement call for the Company to repay $2,500,000 at 0% interest, in equal monthly payments beginning January 1, 2016 for 60 months. The Company will repay the remaining $500,000 in the form of product load credits as defined in the agreement for products sold between January 1, 2016 and December 31, 2020. In the event the load credits do not result in full repayment of the $500,000 by December 31, 2020, any remaining balance will be canceled. The Company discounted the $3,000,000 note balance using a weighted average imputed interest rate of 3.81%, recorded the note balance at $2,686,542, and recorded debt forgiveness income of $603,404 during the six months ended June 30, 2016.

8.	Equity Transactions

Common Stock

In March 2016, the Company paid a $3,000,000 dividend, or $0.046 per share, to shareholders of record as of March 15, 2016.

In May 2014, the Company entered into a Stockholders Agreement (“Agreement”) with the existing stockholders of the Company. The Agreement set forth an incentive plan by which:

(a) the chief executive officer at his sole discretion can grant stock awards to key personnel that is subject to achieving certain performance conditions over a twelve month period beginning July 1, 2014. Upon meeting the performance conditions an aggregate of up to 3,118,000 may be issued to key personnel. The grant date fair value of each stock award was $0.18. The fair value was determined using the market approach which uses Level 3 inputs. The Company assumed no forfeitures because the awards were a part of a key personnel pool and allocable at the sole discretion of the chief executive officer. The performance conditions were achieved at the end of the measurement period, therefore, as of December 31, 2015, the Company issued 3,118,000 shares and had recognized compensation expense of $561,240. As of December 31, 2014, the Company did not anticipate the performance conditions to be met, therefore, no compensation expense was recognized.

(b) key personnel would be entitled to 3,118,000 stock awards upon a liquidity event, as defined in the Agreement. The grant date fair value of each stock award was $0.18. The fair value was determined using the market approach which uses Level 3 inputs. The Company assumed no forfeitures because the awards were a part of a key personnel pool and allocable at the sole discretion of the chief executive officer. At December 31, 2015 and 2014, there is $561,240 of unrecognized compensation cost related to these stock awards. Such amount will be recognized in the future upon the occurrence of a liquidity event that results in the vesting of the stock awards. As discussed in Note 11, the Company entered into a stock purchase agreement in July 2016 which met the definition of a liquidity event per the Agreement, thus, these stock awards immediately vested.

In October 2011, the Company issued options to purchase an aggregate 750,000 common shares of the Company to three outside board members. The options vested immediately and carry an exercise price of $1.25 per share for a period of 5 years. There were no options issued during the six months ended June 30, 2016 and 2015.

Preferred Stock

The Company is authorized to issue up to 100,000,000 shares of its $0.001 par value preferred stock. At June 30, 2016 and December 31, 2015, the Company had no preferred stock issued or outstanding.

9.	Income Taxes

Income tax expense for the six months ended June 30, 2016 and 2015 consisted of the following:

	Six Months Ended June 30,
	2016	2015
Current tax expense	$(1,910,318)	$2,978,553
Deferred tax expense (benefit)	(75,824)	1,740,821

Total provision for income taxes	$(1,986,142)	$4,719,374

During 2016, the Company identified certain deductions that were available but not taken in prior tax years. As a result, the Company is amended its federal tax returns for 2012 through 2014. As a result, a federal income tax receivable of $4,698,938 has been recognized as of June 30, 2016. The difference between the statutory tax rate and the effective rate is primarily due to the tax benefit relating to amended returns and depletion deductions in 2016.

Deferred income taxes are provided for differences between the financial statements carrying amount of existing assets and liabilities and their respective tax basis. Significant deferred tax assets and liabilities at June 30, 2016 and December 31, 2015 were as follows:

	June 30,	December 31,
	2016	2015
Deferred tax assets and liabilities:
Stock compensation	$362,182	$362,182
Property, plant and equipment	(8,961,281)	(7,587,080)

Net deferred tax liability	$(8,599,099)	$(7,224,898)

10.	Commitments and Contingencies

From time to time, the Company is subject to litigation, primarily as a result of customer claims, in the ordinary conduct of its operations. As of June 30, 2016, the Company had no knowledge of any legal proceedings, individually or in the aggregate, that would have a material adverse effect on the Company’s financial position or results of operations. See Notes 3 and 6 for discussion of the Company’s operating and capital leases.

11.	Subsequent Events

Management has evaluated subsequent events through August 15, 2016, the date which the financial statements were available to be issued.

On July 15, 2016, the Company’s Board of Directors entered into a Stock Purchase Agreement whereby the Company agreed to sell 100% of its issued and outstanding common shares to U.S. Silica Holdings, Inc. (“the Buyer”) for approximately $210 million, subject to certain adjustments at closing. The transaction will be funded using a combination of cash (57%) and restricted stock (43%) of the Buyer. The Company expects the closing, pending customary regulatory and other approvals, to occur in August 2016.

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